CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Davis New York Venture Fund, Inc.:

We consent to the use of our reports dated December 21, 2022, with respect to the financial statements and financial highlights of Davis Global Fund and Davis International Fund (each a series of Davis New York Venture Fund, Inc.), as of October 31, 2022, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Third-Parties Receiving Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

Minneapolis, Minnesota
February 28, 2023